SCHEDULE 14A INFORMATION

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Everest Re Group, Ltd.

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EVEREST RE GROUP, LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2004

TO THE SHAREHOLDERS OF EVEREST RE GROUP, LTD.:

The Annual General Meeting of Shareholders of Everest Re Group, Ltd. (the “Company”), a Bermuda company, will be held at the Royal Pavilion Hotel, Porters, St. James, Barbados on May 19, 2004 at 11:00 a.m., for the following purposes:

1.   To elect two Class II directors of the Company, each to serve for a three-year period to expire at the 2007 Annual General Meeting of Shareholders or until such director’s successor shall have been duly elected or appointed or until such director’s office is otherwise vacated.

2.   To appoint PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004 and authorize the Board of Directors of the Company acting by the Audit Committee of the Board of Directors to set the fees for the independent auditors.

3.   To consider and act upon any other business, if any, as may properly come before the meeting and any and all adjournments thereof.

The Company’s financial statements for the year ended December 31, 2003 together with the report of the Company’s auditor in respect of those financial statements, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on March 24, 2004 are entitled to notice of, and to vote at, the Annual General Meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided for that purpose.

By Order of the Board of Directors Joseph A. Gervasi, Secretary

April 9, 2004
Hamilton, Bermuda

EVEREST RE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 19, 2004

The enclosed Proxy Card is being solicited on behalf of the Board of Directors (the “Board”) for use at the 2004 Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company (the “Company”), to be held on May 19, 2004, and at any adjournment thereof. It may be revoked at any time before it is exercised by giving a later-dated proxy, notifying the Secretary of the Company in writing at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or by voting in person at the Annual General Meeting. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted: (1) for the election of Kenneth J. Duffy and Joseph V. Taranto as directors; and (2) for the appointment of PricewaterhouseCoopers LLP as independent auditors and for authorizing the Board of Directors of the Company acting by the Audit Committee of the Board to set the fees for the independent auditors.

Only shareholders of record at the close of business on March 24, 2004 will be entitled to vote at the meeting. On that date, 55,918,984 Common Shares, par value $.01 per share (“Common Shares”), were outstanding and entitled to vote, including 452,000 Common Shares held by Everest Reinsurance Holdings, Inc., a subsidiary of the Company (“Everest Holdings”). Except as may be provided in the Company’s Bye-Laws, where voting is by poll, each Common Share is entitled to one vote.

The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Common Shares entitled to attend and vote at the Annual General Meeting). The Company has appointed inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders who are present in person or by proxy at the Annual General Meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting (including “broker non-votes”), will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

This Proxy Statement, the attached Notice of Annual General Meeting, the Annual Report of the Company for the year ended December 31, 2003 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company’s shareholders on or about April 9, 2004.

On February 24, 2000, the Company became the holding company for Everest Holdings and its subsidiaries in connection with a restructuring. As a result, all references in this document to the Company prior to February 24, 2000 refer to Everest Holdings and all references to the Common Shares prior to February 24, 2000 refer to the common stock of Everest Holdings.

All references in this document to “$” or “dollars” are references to the currency of the United States of America.

The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a shareholder proposal must comply with the Company’s Bye-Laws and, in order for any matter to come before the meeting, it must relate to matters referred to in the attached Notice of Annual General Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless shareholders specify otherwise in their proxies.

The Company’s Bye-Laws provide for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the 2004 Annual General Meeting, two nominees for Class II director positions are to be elected to serve until the 2007 Annual General Meeting of Shareholders or until their successors are elected and qualified or until such director’s office is otherwise vacated. At its regularly scheduled meeting on February 25, 2004, the Nominating and Governance Committee recommended to the Board of Directors the nominations of Mr. Duffy and Mr. Taranto as Class II directors for the shareholders’ consideration at the 2004 Annual General Meeting. Mr. Duffy and Mr. Taranto are currently Class II directors of the Company. Mr. Taranto is currently an employee of Everest Global Services, Inc., a subsidiary of the Company (“Everest Global”). The Class III directors will be subject to election at the 2005 Annual General Meeting and the Class I directors will be subject to election at the 2006 Annual General Meeting.

All nominees have accepted their nominations for the Class II director positions. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Board shall recommend, unless the Board reduces the number of directors accordingly. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

Information Concerning Nominees

The following information has been furnished by the respective nominees for election of Class II directors for a term expiring in 2007.

Kenneth J. Duffy, 74, became a Class II director of the Company on March 12, 1996 and served as a director of Everest Reinsurance Company, a subsidiary of the Company (“Everest Re”), from March 1996 to February 2000. Mr. Duffy is a retired insurance executive. He served with the insurance holding company, Commercial Union Corporation, and its parent company, CGU plc, from 1948 until his retirement in 1999. He was President and Chief Executive Officer of Commercial Union Corporation from January 1985 to January 1995, Chairman and Chief Executive Officer from January 1993 to January 1995, Chairman from January 1995 to October 1998 and Senior Advisor to CGU plc from October 1998 to December 1999. Until December 1999, he was also a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

Joseph V. Taranto, 55, a Class II director, became Chairman of the Board and Chief Executive Officer of the Company and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Thomas J. Gallagher’s election as President on February 24, 1997. Mr. Taranto also serves as a director and Chairman and Chief Executive Officer of Everest Holdings, as a director and Chairman of Everest Reinsurance (Bermuda), Ltd. (“Bermuda Re”) and as a director of Everest Re. Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.) from 1986 to 1994.

Information Concerning Continuing Directors and Executive Officers

The following information has been furnished by those directors whose terms of office will continue after the Annual General Meeting and by the other executive officers.

Martin Abrahams, 71, became a Class I director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 and was a partner in that firm from 1969 to 1995.

John R. Dunne, 74, became a Class I director of the Company on June 10, 1996 and served as a director of Everest Re from June 1996 to February 2000. Mr. Dunne, an attorney and member of the bar of both New York and the District of Columbia, has since 1994 been counsel to the law firm of Whiteman, Osterman & Hanna LLP in Albany, New York. Mr. Dunne has been a director of AVIVA Life Insurance Company of New York since 1995 serving on the Audit Committee. Mr. Dunne was a director of CGU Corporation, an insurance holding company, from 1993 until 2001. Mr. Dunne was counsel to the Washington, D.C. law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General at the United States Department of Justice. From 1966 to 1989, Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms.

Thomas J. Gallagher, 55, became a Class III director of the Company on March 13, 1996. Mr. Gallagher also serves as a director of Everest Re, having first been elected to that position in 1987. Elected President and Chief Operating Officer of both the Company and Everest Re on February 24, 1997, Mr. Gallagher had been an Executive Vice President of both companies since December 1995 and a Senior Vice President of the Company from 1994 to 1995 and of Everest Re from 1989 to 1994. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as Vice President in charge of the facultative department and as Vice President in charge of the treaty casualty department. Mr. Gallagher also serves as Deputy Chairman of the Company, as a director and President of Everest Holdings, as a director and Deputy Chairman of Bermuda Re, as a director and Chairman of Everest Global, as a director and Chairman of Everest National Insurance Company (“Everest National”), as a director and Chairman of Everest Insurance Company of Canada (“EVCAN”), as a director and Chairman of Mt. McKinley Insurance Company (“Mt. McKinley”), as a director and Chairman and Chief Executive Officer of Everest Indemnity Insurance Company (“Everest Indemnity”), as a director of WorkCare Southeast, Inc. (“WorkCare Southeast”) and WorkCare Southeast of Georgia, Inc. (“WorkCare Georgia”) and Everest Security Insurance Company (“Everest Security”) (f/k/a Southeastern Security Insurance Company), all of which are subsidiaries of the Company.

William F. Galtney, Jr., 51, became a Class III director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Galtney is currently President of Gallagher Healthcare Insurance Services, Inc. (“GHIS”), which is a wholly owned subsidiary of Arthur J. Gallagher & Co. Mr. Galtney had been the Chairman and Chief Executive Officer since 1983 of Healthcare Insurance Services, Inc. (predecessor to GHIS), a managing general and surplus lines agency previously indirectly owned by The Galtney Group, Inc. Mr. Galtney is also Managing Member, President and Director of Galtney Group, LLC and was also a director of Mutual Risk Management Ltd. from 1988 to March 2002.

John A. Weber, 59, became a Class I director on May 22, 2003. Since December 2002, he has been the Managing Partner of Copley Square Capital Management, LLC, a private partnership and SEC-registered investment adviser which provides investment management and strategic advisory services to institutions. From 1990 through 2002, Mr. Weber was affiliated with One Beacon Insurance Group LLC (formerly known as CGU Corporation) and its predecessor companies. During that affiliation, he became the Managing Director and Chief Investment Officer of One Beacon Insurance Companies and the President of One Beacon Asset Management, Inc. (formerly known as CGU Asset Management, Inc.). From 1988 through 1990, Mr. Weber was the Chief Investment Officer for Provident Life Accident Insurance Company and from 1972 through 1988 was associated with Connecticut Mutual Life Insurance Company (“Connecticut Mutual”) and its affiliate, State House Capital Management Company (“State House”), eventually serving as Senior Vice President of Connecticut Mutual and President of State House.

Stephen L. Limauro, 52, is an Executive Vice President and the Chief Financial Officer of the Company. He served as Comptroller of the Company from September 25, 1997 until November 6, 2001. He served as Comptroller of Everest Re from September 25, 1997 until August 29, 2001. He served as Treasurer of the Company from

November 17, 1999 until November 6, 2001 and Treasurer of Everest Re from November 17, 1999 until August 6, 2001. He became Executive Vice President of the Company and Everest Re on September 21, 2000. He became a Senior Vice President of the Company and Everest Re on February 23, 1999. He served as Assistant Comptroller of Everest Re from June 20, 1988 until September 25, 1997. From May 1995 until September 1997, he was Vice President, Treasurer and Assistant Comptroller of the Company. Mr. Limauro is also a director, Executive Vice President, and Chief Financial Officer of Everest Holdings, a director of Everest Re, Everest National and Everest Indemnity, a director and Chairman of Everest Re Advisors, Ltd. (“Everest Re Advisors”), a Bermuda subsidiary of the Company, and a director and chairman of Everest Advisors (Ireland) Limited (“Everest Ireland”), an Irish subsidiary of Everest Re Advisors. He also serves as a director and Treasurer of EVCAN. He serves as a director and Chairman of Everest Re Holdings, Ltd. (“ERHL”), a subsidiary of Everest Re, and director and President of Everest Global and is Chief Financial Officer of WorkCare Southeast and WorkCare Georgia. He is also a director of Bermuda Re and director and Chairman of Everest International Reinsurance, Ltd. (“Everest International”) (f/k/a AFC Re Ltd.), which are subsidiaries of the Company. Mr. Limauro serves as a director of Mt. McKinley and Everest Security, which are subsidiaries of the Company. He also serves as a trustee of Everest Re Capital Trust, Everest Re Capital Trust II and Everest Re Capital Trust III, which are Delaware statutory trusts. Prior to the restructuring, he was a director and Chairman of the Company.

Peter J. Bennett, 53, is an executive officer of the Company and became Senior Vice President on May 23, 2000. He serves as Managing Director and Chief Executive Officer of Bermuda Re, a director of ERHL and Everest Re Advisors and is a director of Everest International. He served as Chairman of Everest International from February 2002 until October 2003. Mr. Bennett was President of Citadel Group Representatives, Inc. and Managing Director of Citadel Group Representatives, Limited (both of which were representatives of Citadel Reinsurance Company Limited) from 1985 to 1987 and from 1990 to 2000.

Keith T. Shoemaker, 48, became Comptroller of the Company on November 6, 2001 and became the Principal Accounting Officer on July 30, 2002. He also serves as Vice President and Comptroller of Everest Holdings, ERHL, Everest Re, Everest Global and Mt. McKinley as well as Assistant Comptroller of Everest National, Everest Indemnity, Everest Security, WorkCare Southeast, WorkCare Georgia and Mt. McKinley Managers, L.L.C. (“Mt. McKinley Managers”) and Assistant Controller of EVCAN. He also serves as a trustee of Everest Re Capital Trust and Everest Re Capital Trust II, which are Delaware statutory trusts. Mr. Shoemaker was Vice President and Controller of Selective Insurance Company from 1999 to 2001 and served as Vice President of the National Council on Compensation Insurance from 1992 to 1999.

The Board of Directors and Its Committees

The Board conducts its business through its meetings and meetings of its committees. Five meetings of the Board were held in 2003. No director, either in person or through an alternate director appointment as permitted under Bermuda law, attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served. All of the directors personally attended last year’s Annual General Meeting with the exception of one. The directors are expected to attend the Annual General Meeting pursuant to the Company’s Corporate Governance Guidelines.

Based upon personal discussions and a review of each director’s responses to questions regarding employment, compensation history, affiliations and family and other relationships, the Board has determined that the directors who serve as members of the Audit, Compensation and Nominating and Governance Committees (Mr. Abrahams, Mr. Duffy, Mr. Dunne and Mr. Weber) are independent as that term is defined by the Board in its Corporate Governance Guidelines and in compliance with the applicable provisions of the Securities and Exchange Commission (“SEC”) rules and the listing standards of the New York Stock Exchange (“NYSE”). Additionally, as well as making the disclosures required under Bye-law 21(b) of the Company’s Bye-laws (which in turn requires compliance with the Companies Act 1981 of Bermuda, as amended), pursuant to the Corporate Governance Guidelines, directors must disclose to the other directors any potential conflicts of interest they may have with respect to any matter under discussion and, if disqualified by the Chairman of the meeting, refrain from voting on a matter in which they may have a material interest.

Prior to each scheduled meeting of the Board of Directors, the non-management directors meet in private session outside the presence of management. The private sessions are chaired by alternating directors who rotate on an alphabetical basis.

The Board currently maintains Audit, Nominating and Governance and Compensation Committees, all of whose members are independent directors. The Charters for each of these committees, the Corporate Governance Guidelines and the Company’s Ethics Guidelines and Index to Compliance Policies as well as the Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Company’s website at http://www.everestre.com/. These documents are also available in print to any shareholder who requests a copy from the Corporate Secretary. In the event the Company makes any amendment to or grants any waiver from the provisions of its Code of Ethics, the Company intends to disclose such amendment or waiver on its website within five business days.

The Board also maintains an Executive Committee, the purpose of which is to take any emergency actions until the Board can meet. The members of the Executive Committee are Mr. Taranto, Mr. Gallagher and Mr. Galtney. There were no meetings of the Executive Committee in 2003.

Audit Committee

The principal purpose of the Company’s Audit Committee is to oversee the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, to oversee the independent auditor, to evaluate the independent auditor’s qualifications and independence and to oversee the performance of the Company’s internal audit function. The Audit Committee meets separately and together with the Company’s management, director of internal audit and the independent auditors to review the Company’s internal controls and financial statements, audit findings and significant accounting and reporting issues. The Board has adopted a Charter for the Audit Committee which is revised as necessary to comply with all applicable laws, rules and regulations. The Charter is attached as Appendix A to this Proxy Statement and is also available on the Company’s website at http://www.everestre.com/.

The members of the Audit Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne, and Mr. Weber, all of whom meet the independence standards of the NYSE and the SEC. Mr. Abrahams qualifies also as an “audit committee financial expert” as defined by the SEC in Item 401(h) of Regulation S-K. No member of the Audit Committee may serve on the Audit Committee of more than two other public companies unless the Board has determined that such service will not affect the ability of the Committee member to serve on the Company’s Audit Committee. Mr. Dunne serves as Chairman of the Audit Committee. The Audit Committee held four meetings in 2003.

Compensation Committee

The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Designated Executive Officers (as defined herein), and the Company’s Chief Financial Officer, Comptroller, Treasurer and Secretary. The Compensation Committee also has oversight responsibilities for all of the Company’s broad-based compensation and benefit programs, including administration of the Company’s Annual Incentive Plan, the 1995 Stock Incentive Plan, the 2002 Stock Incentive Plan and the Executive Performance Annual Incentive Plan. The Compensation Committee adopted a Charter on November 21, 2002, which is available on the Company’s website at http://www.everestre.com/.

The current members of the Compensation Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne and Mr. Weber, none of whom are current or former employees or officers of the Company and all of whom meet the independence standards of the NYSE. Mr. Duffy serves as Chairman of the Compensation Committee. The Compensation Committee held four meetings in 2003.

Nominating and Governance Committee

The Nominating and Governance Committee was established by the Board on November 21, 2002 with authority and responsibility to identify and recommend qualified individuals to be nominated as directors of the Company and to develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company. The current members of the Nominating and Governance Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne and Mr. Weber, all of whom meet the independence standards of the NYSE. Mr. Abrahams currently serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider a shareholder’s nominee for director who is proposed in accordance with the procedures set forth in Bye-Law 12 of the Company’s Bye-laws, which is available on the Company’s website or by mail from the Corporate Secretary’s office. This Bye-Law requires that written notice of a shareholder’s intent to make such a nomination at the 2005 Annual General Meeting of Shareholders must be received by the Secretary of the Company at the address listed below under Shareholder Communications with Directors, between November 11, 2004 and December 11, 2004. Such notice shall set forth the name and address, as it appears on the Register of Members, of the shareholder who intends to make the nomination; a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination; the class and number of shares of the Company which are held by the shareholder; the name and address of each individual to be nominated; a description of all arrangements or understandings between the shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the shareholder; such other information regarding any such nominee required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 whether or not the Company is then subject to such Regulation; and the consent of any such nominee to serve as a director, if so elected.

Shareholder candidates nominated in accordance with the procedures of Bye-Law 12 will, like any other director-candidate, be considered based solely on their character, judgment, education, training, business experience and expertise. In addition to complying with independence standards of the NYSE, the SEC and the Company, candidates for director must possess the highest levels of personal and professional ethics, integrity and values and be willing to devote sufficient time to perform their board and committee duties. It is in the Company’s best interests that the board be composed of individuals whose skills, experience and expertise complement those of the other board members. The objective is to have a board which, taken as a whole, is knowledgeable in the areas of insurance/reinsurance, accounting (using generally accepted accounting practices and/or statutory accounting practices for insurance companies), financial management and investment, and any other areas which the board and committee deem appropriate in light of the continuing operations of the Company and its subsidiaries. Financial services-related experience, other relevant prior service and a familiarity with national and international issues affecting the Company’s operations are also among the relevant criteria to be considered. Following interviews, meetings and such inquiries and investigations determined to be appropriate under the circumstances, the Committee makes its director recommendations to the Board.

The Nominating and Governance Committee held two meetings in 2003. The Committee’s Charter, which was adopted by the Board on February 25, 2004 and the Corporate Governance Guidelines which contain the director qualifications, are available on the Company’s website at http://www.everestre.com/.

Shareholder Communications with Directors

Shareholders may communicate directly with the Board of Directors or individual directors. All communications should be directed to the Company’s Secretary at the following address and in the following manner:

Everest Re Group, Ltd. Corporate Secretary
c/o Everest Global Services, Inc.
Westgate Corporate Center
477 Martinsville Road
P.O. Box 830
Liberty Corner, New Jersey 07938-0830

Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for the Non-Management Directors or for any individual director. Each communication addressed to an individual director and received by the Company’s Secretary from investors or security holders, which is related to the operation of the Company and is not solely commercial in nature, will promptly be forwarded to the specified party. Communications addressed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded to the Chairman of the Nominating and Governance Committee.

Common Share Ownership By Directors And Executive Officers

The following table sets forth the beneficial ownership of Common Shares as of March 24, 2004 by the directors of the Company, by the Designated Executive Officers listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and Designated Executive Officers. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table as owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (12)

Martin Abrahams	31,040	(1)	*
Kenneth J. Duffy	29,736	(2)	*
John R. Dunne	29,685	(3)	*
Thomas J. Gallagher	143,527	(4)	*
William F. Galtney, Jr.	119,840	(5)	*
Joseph V. Taranto	785,142	(6)	1.40
John A. Weber	4,678	(7)	*
Stephen L. Limauro	44,325	(8)	*
Keith T. Shoemaker	3,000	(9)	*
Peter J. Bennett	19,000	(10)	*
All directors and executive officers as a group (10 persons)	1,209,973	(11)	2.16

*	Less than 1%

(1)	Includes 23,736 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004 and 7,142 shares held in the Martin Abrahams Revocable Trust.

(2)
Includes 21,520 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004. Does not include 9,250 7.85% trust preferred securities issued by Everest Re Capital Trust, a subsidiary of the Company.

(3)	Includes 23,556 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004.

(4)
Includes 127,900 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004. Also includes 6,000 shares of restricted stock issued to Mr. Gallagher under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements are satisfied.

(5)
Includes 90,000 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner. Also includes 23,736 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004.

(6)
Includes 465,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004 and includes 30,000 shares of restricted stock issued to Mr. Taranto under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied. Excludes 452,000 Common Shares held by Everest Holdings over which Mr. Taranto has voting and dispositive power. Mr. Taranto disclaims beneficial ownership of the Common Shares held by Everest Holdings.

(7)
Includes 1,203 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004. Does not include 1,000 7.85% trust preferred securities issued by Everest Re Capital Trust, a subsidiary of the Company.

(8)
Includes 1,200 shares of restricted stock issued to Mr. Limauro under the Company’s 1995 Stock Incentive Plan and 4,500 restricted shares issued to him under the Company’s 2002 Stock Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied. Also includes 36,800 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004. Does not include 1,000 6.20% trust preferred securities issued by Everest Capital Trust II, a subsidiary of the Company.

(9)	Includes 3,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004.

(10)
Includes 18,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004. Also includes 1,000 shares of restricted stock issued to Mr. Bennett under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(11)	Includes 744,451 shares issuable upon the exercise of stock options exercisable within 60 days of March 24, 2004.

(12)	Based on 55,918,984 total Common Shares outstanding and entitled to vote as of March 24, 2004.

Principal Holders of Common Shares

To the best of the Company’s knowledge, the only beneficial owners of more than 5% of the outstanding Common Shares as of December 31, 2003 are set forth below. This table is based on information provided in Schedule 13G Information Statements filed with the SEC by the parties listed in the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	5,516,600(1)	9.99%

Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	3,166,471(2)	6.22%

(1)	FMR Corp. reports in its Schedule 13G that it has sole voting power with respect to 333,100 Common Shares and sole dispositive power with respect to 5,516,600 Common Shares.

(2)	Lord, Abbett & Co. reports in its Schedule 13G that it has sole voting power with respect to 3,166,471 Common Shares and sole dispositive power with respect to 3,166,471 Common Shares.

Directors’ Compensation

Each member of the Board who is not otherwise affiliated with the Company as an employee and/or officer (each, a “Non-Employee Director” or “Non-Management Director”) was compensated in 2003 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended. The annual compensation for 2003 of the Non-Employee Directors consisted of stock and/or cash having an aggregate value of $50,000. This amount has been increased to $60,000 for 2004. The compensation for 2003 was paid in four installments: two cash payments and, at the director’s election, two payments in cash or by issuance of Common Shares under the 2003 Non-Employee Director Equity Compensation Plan (the “2003 Directors’ Plan”), which was approved by shareholders on May 22, 2003. The payments in stock rather than cash to those Non-Employee Directors electing such payments were in respect of services provided during the second and third quarters of 2003. The two cash payments of $12,500 to each Non-Employee Director were in respect of services rendered for the fourth quarter of 2002 and the first quarter of 2003. Following the issuance by the NYSE on August 16, 2002 of its proposed new Corporate Governance Listing Standards relating to shareholder approval of equity compensation plans, the Company ceased making equity-based compensation payments to the Non-Employee Directors and made all subsequent compensation payments to Non-Employee Directors in cash until the 2003 Directors’ Plan was approved by the shareholders at the 2003 Annual General Meeting. The Non-Employee Directors may each now elect to receive their compensation in the form of stock in the amount as determined under the Plan or in cash.

Compensating the Non-Employee Directors with Common Shares at their election is intended to align their interests with those of the Company’s shareholders. The value of Common Shares issued is calculated based on the average of the highest and lowest sale prices of the Common Shares on each installment date or, if no sale is reported for that day, the next preceding day for which there is a reported sale. In 2003, each of the Non-Employee Directors who elected to be so compensated, was issued a total of 328 shares as compensation for his services as a director in accordance with this procedure. As of January 1, 2004, the value of those shares for each Non-Employee Director was $27,748.80 based upon the NYSE closing price of a Common Share on December 31, 2003 of $84.60.

On May 23, 1996, the shareholders approved the Company’s adoption of the 1995 Stock Option Plan for Non-Employee Directors (the “1995 Directors’ Plan”), which is designed to maintain the Company’s ability to attract and retain the services of experienced and highly qualified, outside, Non-Employee Directors and to create in those directors a proprietary interest in the Company’s continued success. Each of the Non-Employee Directors on the Board is awarded options to purchase that number of Common Shares equal to $50,000 divided by the fair market value of such shares as of the date he is initially appointed to the Board, with an exercise price equal to that fair market value. As defined in the 1995 Directors’ Plan, the fair market value is determined by averaging the highest and lowest trading prices of the Common Shares on the date of the option award.

Upon their initial appointment to the Board on March 12, 1996, Mr. Abrahams, Mr. Duffy and Mr. Galtney were each granted options to purchase 2,216 Common Shares at an exercise price of $22.5625 per share. Upon his initial appointment to the Board on June 10, 1996, Mr. Dunne was granted options to purchase 2,036 Common Shares at an exercise price of $24.5625 per share. Upon his election as a Director on May 22, 2003, in accordance with the 1995 Directors’ Plan, Mr. Weber was granted options to purchase 706 Common Shares at an exercise price of $70.82. On May 22, 2003, each of the foregoing five directors was also granted options to purchase 2,500 shares of Common Stock at an exercise price of $70.82 per share under the 2003 Directors’ Plan.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth compensation paid or accrued for the last three fiscal years with respect to the Company’s Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers as of December 31, 2003 (the “Designated Executive Officers”), for services rendered by them to the Company and to its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary($)	Bonus ($)(2)	Other Annual Compensation (3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options(#)	All Other Compensation ($)(5)

Joseph V. Taranto Chairman of the Board and Chief Executive Officer	2003	$1,000,000	$1,800,000	—	$2,231,100	—	$30,466
	2002	1,000,000	1,600,000	—	—	100,000	31,158
	2001	1,000,000	1,400,000	—	—	200,000	31,050

Thomas J. Gallagher President and Chief Operating Officer	2003	446,538	500,000	—	446,220	—	14,539
	2002	423,012	400,000	—	—	16,500	13,848
	2001	415,385	365,000	—	—	33,000	13,512

Stephen L. Limauro Executive Vice President and Chief Financial Officer	2003	270,915	350,000	—	334,665	—	9,285
	2002	254,462	250,000	—	—	25,000	8,686
	2001	241,539	200,000	—	—	12,000	8,259

Keith T. Shoemaker (1) Comptroller and Principal Accounting Officer	2003	177,231	65,000	—	—	5,500	6,138
	2002	166,154	50,000	—	—	5,000	2,514
	2001	55,385	25,000	—	—	5,000	221

Peter J. Bennett Senior Vice President of Everest Re Group, Ltd. and Managing Director and Chief Executive Officer of Bermuda Re	2003	276,708	150,000	99,931	74,370	—	15,978
	2002	268,577	100,000	78,120	—	—	15,021
	2001	259,615	80,000	70,859	—	5,000	14,481

(1)	Mr. Shoemaker commenced employment with the Company on August 27, 2001. He became Principal Accounting Officer on July 30, 2002.

(2)
Represents compensation earned by the Designated Executive Officers pursuant to the Company’s Annual Incentive Plan. The amounts shown for Mr. Taranto were awarded pursuant to the Executive Performance Annual Incentive Plan.

(3)
The amounts reported for 2003, 2002 and 2001 include $84,000, $60,000 and $55,000, respectively, as housing allowance under the terms of Mr. Bennett’s employment agreement and $15,931, $18,120 and $15,859, respectively, in payment of taxes.

(4)
The amounts reported represent the value of the Common Shares underlying the restricted stock at the date of grants, September 18, 2003 ($74.37 per share), without taking into account any diminution in value attributable to the restrictions on such stock. Based on the closing price of a Common Share on the NYSE on December 31, 2003 of $84.60, the aggregate number of shares and value of restricted shares on that date were as follows: 30,000 shares valued at $2,538,000 for Mr. Taranto; 6,000 shares valued at $507,600 for Mr. Gallagher; 5,700 shares valued at $482,220 for Mr. Limauro and 1,000 shares valued at $84,600 for Mr. Bennett. Dividends are paid quarterly on these restricted Common Shares at the same rate as dividends are paid on Common Shares held by public shareholders.

(5)
The amount reported for 2003 represents: (i) the following term life and accidental death and dismemberment insurance premiums paid by the Company on behalf of the Designated Executive Officers: (a) Mr. Taranto-$1,158, (b) Mr. Gallagher-$1,158, (c) Mr. Limauro-$1,158, (d) Mr. Shoemaker-$821 and (e) Mr. Bennett-$1,623; (ii) the following employer contributions to qualified and non-qualified employee savings plans: (a) Mr. Taranto-$29,308, (b) Mr. Gallagher-$13,381, (c) Mr. Limauro-$8,127, (d) Mr. Shoemaker-$5,317; and (iii) the following employer contribution to a qualified savings plan: Mr. Bennett-$14,355.

Stock Option Grants

The following table sets forth certain information concerning stock options granted under the Company’s 2002 Stock Incentive Plan during 2003 to the Designated Executive Officers.

Options/SAR Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date (3)	Grant Date Present Value ($)(4)

Joseph V. Taranto	—	—	—	—	—
Thomas J. Gallagher	—	—	—	—	—
Stephen L. Limauro	—	—	—	—	—
Keith T. Shoemaker	5,500	2.31	$73.615	09/18/13	$145,558
Peter J. Bennett	—	—	—	—	—

(1)	Represents non-qualified stock options granted to Mr. Shoemaker on September 18, 2003, which become exercisable in 20% installments each year commencing with the first anniversary of the grant date, as long as employment with the Company or its subsidiaries continues. These stock options were granted with an exercise price equal to 100% of the fair market value of a Common Share on the date of grant. No SARs were granted in 2003.

(2)	Based upon 237,750 non-qualified stock options granted to all employees in 2003.

(3)	Exercisable options expire unless exercised within three years following termination of employment due to retirement, disability or death or within three months following termination of employment due to resignation or dismissal. Generally, if employment terminates because of death, retirement upon attaining age 65 or because of disability, unexercisable options become immediately exercisable until the earlier of: (a) three years after death or such termination; or (b) ten years from the date of grant.

(4)	The grant date present value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model, modified to include dividends, with the following assumptions:

(a) Expected Volatility—The annualized standard deviation of the continuously compounded rate of return on the underlying stock, based on the closing price observations for the twelve-month period ended December 31, 2003, which was 30.0174%.

(b)  Risk Free Rate of Return—The rate available, on the date of grant, on zero-coupon U.S. government issues with a remaining term comparable to the expected life of the options as reported over the Bloomberg wire service, which was 3.66%.

(c)  Dividend Yield—The yield calculated by dividing the estimated annualized dividend rate of the Common Shares in the amount of $.36 per share by the weighted average fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of .85%.

(d) Expected Life—The average length of time before assumed exercise reflecting vesting provisions and maximum exercise period, which was 7.12 years.

Stock Option Exercises And Option Values

The following table sets forth certain information concerning the number and value of unexercised stock options at the end of 2003 held by the Designated Executive Officers.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARS at FY-End(#)		Value of Unexercised In-the-Money Options/SARS at FY-End ($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph V. Taranto	0	0	499,000	256,000	$22,619,405	$7,814,968
Thomas J. Gallagher	0	0	178,300	52,200	9,764,932	2,224,864
Stephen L. Limauro	8,000	$441,010	33,200	32,800	1,539,319	1,174,149
Keith T. Shoemaker	0	0	3,000	12,500	102,845	288,958
Peter J. Bennett	0	0	14,000	11,000	680,460	514,990

(1)
Based on the year-end fair market value of Common Shares of $84.82, which is calculated by averaging the high and low trading prices on December 31, 2003 on the NYSE. The value of the options is computed by subtracting the exercise prices of the options from their fair market values and multiplying the difference by the number of shares underlying the options at the applicable exercise prices.

Compensation Committee Report

I. Executive Compensation Policy

Overview. The Company’s executive compensation program in 2003 was designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. Compensation policies that attract personnel of this caliber are particularly important for a relatively complex, multinational public entity like the Company. The Company’s compensation program is guided by the following fundamental principles:

•	Compensation of executive officers is based on the level of job responsibility, the performance of the Company and the performance of the individual.

•	Total compensation levels are designed to be competitive with compensation paid by organizations of similar stature.

•	Compensation should align the interests of the executive officers with those of the Company’s shareholders by basing a significant part of total compensation on the long-term performance of the Common Shares.

The Company’s executive compensation program in 2003 achieved the objectives described above and was a significant factor in attaining a high level of corporate performance and increased shareholder value throughout the year.

In establishing executive compensation, the various components of compensation are considered collectively in order to properly assess the appropriateness of the Company’s program relative to the attainment of its objectives. The Company’s executive compensation program consists of two key elements: (i) an annual component consisting of base salary and annual bonus and (ii) a long-term component which may consist of stock options, stock appreciation rights, restricted stock and stock awards.

The Compensation Committee reviewed a variety of factors of historical and projected Company performance in determining executive compensation. In the course of this review, the Compensation Committee considered the Company’s long-term compensation goals, the Company’s financial performance and the compensation practices of other reinsurers through a review of publicly available information. In reviewing these factors, the Compensation Committee was able to assess the overall performance of the Company and its prospects for the future to establish an acceptable range for executive compensation.

II.   Components Of Executive Compensation

A. Annual Compensation

In 2003, annual compensation for executive officers of the Company consisted of two components-base salary and a cash payment under either the Company’s Executive Performance Annual Incentive Plan (in the case of Mr. Taranto) or the Company’s Annual Incentive Plan (in the case of the other executive officers). The base salary for Mr. Taranto was subject to the terms of his current employment agreement (see “Employment and Change of Control Agreements—Mr. Taranto” below). The base salaries for the other executive officers were determined by the Compensation Committee based on each executive officer’s performance and, as previously discussed, the Company’s performance and the range of compensation of executive officers with similar responsibilities in comparable companies.

Annual bonuses paid to executive officers under the Annual Incentive Plan and the Executive Performance Annual Incentive Plan are a significant element of the executive compensation program. Under the Annual Incentive Plan, the Company may make cash payments each year to employees who hold positions of significant responsibility and/or whose performance or potential contribution, in the judgment of the Compensation Committee, will contribute materially to the success of the Company and/or its subsidiaries. The Annual Incentive Plan is designed to provide incentive to those employees, to reward their accomplishments, to motivate future accomplishments, and to aid in attracting and retaining employees of the caliber necessary for the continued success of the Company. The Compensation Committee has discretion to determine the amounts of individual awards under the Annual Incentive Plan based on such criteria and factors as the Compensation Committee in its sole discretion may determine and after considering recommendations made by the Chief Executive Officer of the Company. The aggregate amount available for all awards each year is determined annually by the Compensation Committee based upon performance goals established by the Compensation Committee. The determination of individual awards is subjective in nature and is influenced by the Compensation Committee’s perception of the importance of an individual’s contributions to the overall success of the Company. To evaluate corporate performance, the Compensation Committee considered the following factors related to the Company’s 2003 financial results: after-tax operating income, return on equity and earnings growth.

The Compensation Committee has arrived at total compensation for each of the Designated Executive Officers that it believes is appropriate to the Company’s performance and their individual contributions.

The Executive Performance Annual Incentive Plan was approved by the Company’s shareholders on May 20, 1999. Each year the Compensation Committee selects executive officers of the Company and its subsidiaries who will be eligible that year to participate in the Executive Performance Annual Incentive Plan. Currently, only Mr. Taranto, the Company’s Chairman and Chief Executive Officer, is a participant (see “Chief Executive Officer Compensation” below). Each year, the Compensation Committee establishes in writing objective performance goals for each participant, which, if attained, will entitle such participant to specific award amounts that will be paid to each participant. Each participant’s performance is measured by any of the following performance criteria: net income before or after taxes, operating income before or after taxes, premiums earned, earnings per share, return on shareholders’ equity, return on assets, appreciation in and/or maintenance of the price of the Common Shares or any other publicly traded securities of the Company, comparisons with various stock market indices, market share, statutory combined ratio, expense ratio, reductions in costs and expense growth, or gross or net premium growth.

The Compensation Committee establishes an objective method by which award amounts are calculated under this plan. The maximum award amount any one participant may be awarded in one year is $2 million. The Compensation Committee, in its sole discretion, may eliminate or reduce but not increase any award determination. The plan provides that the total amount of awards granted to all participants in any one year may not exceed 10% of the Company’s average annual income before taxes for the preceding five years.

B. Long-Term Compensation

In 2003, the Company’s long-term incentive program for executive officers was implemented by means of the 2002 Stock Incentive Plan. Awards under this plan are intended to reinforce management’s long-term perspective on corporate performance and provide an incentive for key executives to remain with the Company for the long-term.

Awards under the 2002 Stock Incentive Plan are a significant element of the Company’s executive compensation program. Compensation derived from share ownership provides a strong incentive to increase shareholder value, since the value of this compensation is determined by changes in the price of the Common Shares over the term of each award. Awards under the 2002 Stock Incentive Plan may take the form of stock options, stock appreciation rights, restricted stock or stock awards. Stock options encourage retention because they carry a five-year vesting period and, if not exercised, are generally forfeited if the employee leaves the Company before retirement. In addition, stock options, granted at the fair market value on the date of grant and with terms not to exceed 10 years, are designed to keep management and professional employees oriented to growth over the long-term and not simply to short-term profits. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors, including a recipient’s demonstrated past and expected future performances as well as a recipient’s level of responsibility with the Company and his or her ability to affect shareholder value.

Since the institution of the 1995 Stock Incentive Plan and through December 31, 2003, the Compensation Committee has granted employees 2,880,700 options to purchase Common Shares under the 1995 Stock Incentive Plan and 712,750 options under the 2002 Stock Incentive Plan. In 2003, the Compensation Committee granted 237,750 options to purchase Common Stock under the 2002 Stock Incentive Plan, which was approved by the shareholders at the 2002 Annual General Meeting. Restricted stock and stock option awards granted to the Company’s Designated Executive Officers during 2003 are summarized under the captions “Options/SARs Grants in Last Fiscal Year” and “Summary Compensation Table” above. When granting these awards, the Compensation Committee took into account prior grants to these individuals under the 1995 Stock Incentive Plan and the 2002 Stock Incentive Plan and determined that the 2003 grants were appropriate and in the best interests of the Company.

The Company does not have a long-term cash bonus plan in effect and currently intends to rely on the 2002 Stock Incentive Plan as the means of long-term compensation, believing compensation in the form of share ownership increases long-term value for the shareholders while compensating individual employees for superior performance.

III. Deductibility Cap On Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits the ability of a publicly-held company to take a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly paid executive officers. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” To preserve this deduction, the Company has designed its incentive plans to constitute “performance-based compensation” and not be counted toward the $1 million limit. However, the 2002 Stock Incentive Plan does allow for the Compensation Committee, in its sole discre-

tion, to grant awards under the plans which do not constitute “performance-based compensation.” In the event that certain awards are granted which are not intended to constitute “performance-based compensation,” the awards will not be subject to the share limitations applicable to a single individual. Although the Compensation Committee will consider deductibility under section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and the subsidiaries may enter into compensation arrangements under which payments would not be deductible under section 162(m).

IV. Chief Executive Officer Compensation

In 2003, Mr. Taranto’s compensation was based on the terms of his Employment Agreement with the Company and Everest Re (see “Employment and Change of Control Agreements—Mr. Taranto” below) and consisted of base salary and restricted stock as set forth in that section. The Compensation Committee also approved a $1,800,000 cash payment to Mr. Taranto under the Executive Performance Annual Incentive Plan for fiscal year 2003 (see “Summary Compensation Table” and “Annual Compensation” above). This performance-based award was calculated as a function of the Company’s actual operating earnings per share in 2003 in accordance with a formula previously established by the Compensation Committee.

Kenneth J. Duffy              John R. Dunne             Martin Abrahams             John A. Weber

Audit Committee Report

The Audit Committee has reviewed and discussed with management, which has primary responsibility for the financial statements, and with PricewaterhouseCoopers LLP, the Company’s independent auditor, the audited financial statements for the year ended December 31, 2003 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with that firm its independence. The Audit Committee also has discussed with management of the Company and with PricewaterhouseCoopers LLP such other matters and received such assurances from them as the Committee deemed appropriate. Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Under its Charter and the “Audit and Non-Audit Services Pre-Approval Policy” (the “Policy”), the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor. The Policy requires that any service that has not received a general pre-approval or that exceeds pre-approved cost levels or budgeted amounts requires specific approval by the Audit Committee. For both specific and general pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax fees and a total amount of fees for certain permissible non-audit services classified as “All Other Fees” below. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee has considered whether the performance by PricewaterhouseCoopers LLP of the services disclosed below is compatible with maintaining their independence. The Audit Committee approved all of the audit-related fees, tax fees and all other fees for 2002 and 2003.

The fees billed to the Company and its subsidiaries by PricewaterhouseCoopers LLP and its worldwide affiliates in 2002 and 2003 are as follows:

	2003	2002

(1) Audit fees	$1,667,811	$1,363,202
(2) Audit-related fees	116,909	30,614
(3) Tax fees	439,231	308,196
(4) All other fees	2,030	—

Audit fees include the annual and quarterly financial statement audit, subsidiary audits, and procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. Audit fees also include statutory audits or financial audits of subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

Audit-related fees include assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements.

Tax fees include tax compliance, tax planning and tax advice and may be granted general pre-approval by the Audit Committee.

All other fees are for an accounting research subscription.

Martin Abrahams              Kenneth J. Duffy              John R. Dunne              John A. Weber

Performance Graph

The following Performance Graph compares cumulative total shareholder returns on the Common Shares (assuming reinvestment of dividends) from December 31, 1998 through December 31, 2003, with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Insurance (Property and Casualty) Index.

	Cumulative Total Return*

	12/98	12/99	12/00	12/01	12/02	12/03

EVEREST RE GROUP, LTD.	100.00	57.78	186.68	185.04	145.50	223.78
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
S&P PROPERTY & CASUALTY INSURANCE	100.00	74.51	116.11	106.80	95.03	120.13

* $100 INVESTED ON 12/31/98 IN STOCK OR INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

Retirement Plan

All the executive officers of the Company, with the exception of Mr. Bennett, participate in the Everest Reinsurance Company Retirement Plan (the “Retirement Plan”) and Mr. Taranto, Mr. Gallagher and Mr. Limauro participate in the Supplemental Retirement Plan (the “Supplemental Plan”), both of which are defined benefit pension plans. As an employee of Bermuda Re, Mr. Bennett is not eligible to participate in the Retirement Plan and Bermuda Re does not maintain a defined benefit retirement plan. The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant’s years of continuous service and final average earnings with Everest Re and certain affiliates, including during the period of affiliation with the Prudential Insurance Company of America (“Prudential”). The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Code. The Retirement Plan and the Supplemental Plan are similar to the tax-qualified and supplemental pension plans of Prudential in which the executive officers and other employees of the Company and Everest Re participated prior to the Company’s initial public offering. The following table shows the estimated annual pension benefits payable at normal retirement age to a participant under the Retirement Plan and the Supplemental Plan who attains the earnings and service classifications indicated under the plans.

			Years of Continuous Service

Final Average Earnings	5	10	15	20	25	30	35

$ 150,000	$ 13,496	$ 26,992	$ 40,487	$ 53,983	$ 67,479	$ 74,400	$ 81,322
200,000	18,496	36,992	55,487	73,983	92,479	101,900	111,322
250,000	23,496	46,992	70,487	93,983	117,479	129,400	141,322
300,000	28,496	56,992	85,487	113,983	142,479	156,900	171,322
350,000	33,496	66,992	100,487	133,983	167,479	184,400	201,322
400,000	38,496	76,992	115,487	153,983	192,479	211,900	231,322
450,000	43,496	86,992	130,487	173,983	217,479	239,400	261,322
500,000	48,496	96,992	145,487	193,983	242,479	266,900	291,322
750,000	73,496	146,992	220,487	293,983	367,479	404,400	441,322
1,000,000	98,496	196,992	295,487	393,983	492,479	541,900	591,322
1,500,000	148,496	296,992	445,487	593,983	742,479	816,900	891,322
2,000,000	198,496	396,992	595,487	793,983	992,479	1,091,900	1,191,322
2,500,000	248,496	496,992	745,487	993,983	1,242,479	1,366,900	1,491,322
3,000,000	298,496	596,992	895,487	1,193,983	1,492,479	1,641,900	1,791,322
3,500,000	348,496	696,992	1,045,487	1,393,983	1,742,479	1,916,900	2,091,322

Benefits shown in the table above are computed as a single-life annuity and reflect a reduction to recognize in part Everest Re’s cost of social security benefits. A participant’s “final average earnings” under the Retirement Plan will be his or her average annual “earnings” under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service. For this purpose, “earnings” generally includes the participant’s base salary, cash bonus payments under the Chief Executive Officer’s Bonus Plan, which has been terminated, the Executive Performance Annual Incentive Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company’s Annual Incentive Plan. With respect to cash payments made under the Annual Incentive Plan through December 31, 1999, “earnings” did not include amounts in excess of 50% of salary or $275,000, whichever was greater. Moreover, “earnings” does not include any other compensation set forth in the Summary Compensation Table. Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant’s earnings are not subject to the limitations under the Code. “Continuous service” under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

The years of continuous service for Mr. Taranto, Mr. Gallagher, Mr. Limauro and Mr. Shoemaker to be taken into account under the Retirement Plan and Supplemental Plan (rounded to the nearest year), as of April 1, 2004, are 9, 29, 31 and 3, respectively. Final average earnings for Mr. Taranto, Mr. Gallagher, Mr. Limauro and Mr. Shoemaker to be taken into account as of April 1, 2004 are $2,336,519, $752,577, $413,660 and $172,607, respectively.

Employment And Change Of Control Agreements—Mr. Taranto

On July 15, 1998, the Company entered into an employment agreement with Mr. Taranto (the “Employment Agreement”). The Employment Agreement became effective on January 1, 2000 and was amended on April 20, 2001 to extend his term of employment from December 31, 2001 to March 31, 2004 and was further amended on April 18, 2003, extending his term of employment to March 31, 2006 unless sooner terminated in accordance with its terms. The Employment Agreement provides for a base salary of $1,000,000 per year and states that Mr. Taranto is eligible to participate in the Executive Performance Annual Incentive Plan. Upon entering into the Employment Agreement in July 1998, Mr. Taranto received non-qualified options under the Company’s 1995 Stock Incentive Plan to purchase 150,000 Common Shares as a sign-on bonus. Upon execution of the April 20, 2001 amendment extending the term of his employment, he was granted non-qualified options to purchase 200,000 Common Shares under the same plan.

In connection with the restructuring of the Company in February 2000, Mr. Taranto’s Employment Agreement was amended to state that he would be the Chairman and Chief Executive Officer of the Company after the restructuring and that he would provide services to the Company after the restructuring that were comparable to those required under his Employment Agreement prior to the restructuring. As a result, the Company and Everest Holdings are both parties to the Employment Agreement and have co-extensive rights, powers, duties and obligations. The February 2000 amendment made other conforming changes to the Employment Agreement to reflect the restructuring. When the Company established Everest Global as a new Delaware subsidiary to perform administrative and back-office functions for the Company and its insurance subsidiaries, Mr. Taranto became an employee of that company and Everest Global became a party to the Employment Agreement.

If the Company terminates Mr. Taranto’s employment for due cause (as defined in the Employment Agreement) or if he voluntarily terminates his employment other than for good reason (as defined in the Employment Agreement), Mr. Taranto will be entitled to his base salary due him through the date of termination. If the Company terminates Mr. Taranto’s employment other than for due cause, or if he voluntarily terminates his employment for good reason, the Company will be obligated to pay him, in addition to all base salary accrued through the date of termination, (i) the aggregate amount of base salary from the date of termination and through the end of the term and (ii) the aggregate bonus amounts due under the appropriate bonus plans or programs through the end of the term.

In connection with the execution of the Employment Agreement, the Company and Mr. Taranto also entered into a Change of Control Agreement dated as of July 15, 1998. The Change of Control Agreement provides that if within one year after the occurrence of a material change (as defined in the agreement) Mr. Taranto terminates his employment for any reason, or if the Company terminates Mr. Taranto’s employment for any reason other than for due cause (as defined in the agreement), then (a) all of Mr. Taranto’s outstanding stock options granted under the Company’s stock plans shall immediately vest and become exercisable; (b) Mr. Taranto shall receive a cash payment equal to the lesser of (i) 2.99 multiplied by Mr. Taranto’s annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto’s gross income in the most recent taxable year ending prior to the date of a material change attributable to Mr. Taranto’s exercise of stock options, stock appreciation rights and other stock-based awards granted Mr. Taranto by the Company and (ii) 2.99 multiplied by Mr. Taranto’s “annualized includible compensation for the base period” as that phrase is defined in Section 280G(d) of the Code; (c) Mr. Taranto shall continue to be covered under the Company’s medical and dental insurance plans for a period of three years from the date of termination; and (d) Mr. Taranto shall receive “Special Retirement Benefits” in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement

Plan and any supplemental, substitute or successor retirement plans adopted by the Company. In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr. Taranto to receive a “Parachute Payment” within the meaning of Section 280G of the Code, Mr. Taranto’s benefits will be reduced to an amount that is one dollar less than the amount that would cause a Parachute Payment. If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a “Parachute Tax” pursuant to Section 4999 of the Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred. The Change of Control Agreement will terminate on the earliest of (i) one year following a material change; (ii) termination by Mr. Taranto of his employment with the Company under circumstances not following a material change; (iii) the Company’s termination of Mr. Taranto’s employment for due cause; or (iv) March 31, 2006, or any date thereafter, with 60 days written notice.

In connection with the restructuring, Mr. Taranto entered into an amendment to his Change of Control Agreement which provides that transactions with respect to the Company after the restructuring will trigger benefits under the agreement to the same extent as transactions with respect to Everest Holdings prior to the restructuring. Changes were also made in the Change of Control Agreement to take into account the establishment of Everest Global and Mr. Taranto’s employment by that company.

Employment Agreement—Mr. Bennett

On April 24, 2003, Bermuda Re entered into an employment agreement with Mr. Bennett under which he is to serve as the Managing Director and Chief Executive Officer of Bermuda Re from May 1, 2003 until May 1, 2004. The agreement provides for an annual salary of $278,600, plus $8,000 per month as a housing allowance. Mr. Bennett is also eligible to participate in the Company’s Annual Incentive Plan, which is entirely discretionary in nature and which may be amended or terminated by the Company at any time. He is also a participant in the Senior Executive Change of Control Plan. (See “Other Change of Control Arrangements”). Pursuant to the employment agreement, Mr. Bennett is receiving medical insurance, dental insurance and group life insurance and is participating in a qualified defined contribution plan.

If Bermuda Re terminates Mr. Bennett’s employment prior to May 1, 2004 for reasons other than misconduct or a breach of Bermuda Re’s policies, a separation payment equivalent to six month’s salary will be made and a reasonable allowance will be provided to move his personal possessions back to the United Kingdom. Bermuda Re may terminate Mr. Bennett’s employment for cause as defined in the employment agreement at any time during the term of the agreement without prior notice.

Other Change Of Control Arrangements

The Company established a Senior Executive Change of Control Plan (the “Change of Control Plan”), effective September 28, 1998. The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries. Among others, the Compensation Committee has selected Mr. Gallagher, Mr. Limauro and Mr. Bennett to participate in the plan.

The Change of Control Plan provides that if within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant’s employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant’s outstanding stock options granted under the Company’s stock plans shall immediately vest and become exercisable for three months following termination of employment; (b) all restrictions on the participant’s restricted stock awarded under the Company’s stock plans shall immediately terminate and lapse; (c) the participant shall receive a cash payment equal to the participant’s average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable) multiplied by a number between 2 and 2.99 determined by the Compensation Committee (for Mr. Gallagher the number is 2.99 and for Mr. Limauro and Mr. Bennett the number is 2); (d) the participant shall continue to be covered under the Company’s medical and dental insurance plans for a period of two years from the date of termination; and (e) the participant shall receive “special retirement benefits” in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company had he or she continued in the employ of the Company for a period following termination determined by the Compensation Committee. For Mr. Gallagher, the period is the greater of 3 and the number of years necessary to credit service to his 55th birthday, and for Mr. Limauro and Mr. Bennett, the period is 2 years.

Compensation Committee Interlocks and Insider Participation

During 2003, the Compensation Committee was comprised of Martin Abrahams, Kenneth J. Duffy, John R. Dunne and John A. Weber, all of whom are Non-Employee Directors of the Company and none of whom is or has been an officer of the Company. No compensation committee interlocks existed during 2003.

Certain Transactions With Directors

One of the Company’s Non-Employee Directors, William F. Galtney, Jr., is the President of Gallagher Healthcare Insurance Services, Inc. (“GHIS”), a wholly-owned subsidiary of Arthur J. Gallagher & Co. (“Gallagher”). In addition, Mr. Galtney owns shares in Gallagher representing less than a 1% interest. In 2003, Everest Re paid brokerage commissions to Gallagher of $4,002,474. Currently, brokerage payable to Gallagher is $194,136.

In 2002, GHIS entered into Program Administrator Agreements with Everest National and with Mt. McKinley Managers as underwriting manager for Everest Indemnity (the “Everest Companies”). Under these agreements, policies placed by GHIS with the Everest Companies are generally reinsured by Transatlantic Reinsurance Company, which then reinsures up to 100% of the assumed risk with Sunrise Professional Indemnity, Ltd., a Cayman reinsurance company owned by WFG Interests, LLC, which is owned by Mr. Galtney. Under these agreements, in 2003, the Everest Companies recorded $94,807,957 in gross written premiums and related commissions and fees of $7,090,651 to GHIS, of which $6,859,085 was paid in 2003. Estimated gross written premiums and related commissions and fees for 2004 are approximately $119.2 million and $13.3 million, respectively. GHIS, through its Western Litigation Specialists division, provides claims services for medical malpractice policies issued under the agreements.

GHIS was the producing agent for workers’ compensation, general liability and automobile risks written by the Everest Companies for Rural/Metro Corporation (“Rural Metro”). In 2003, the Company recorded $22,747,440 in written premiums in connection with this program and related commissions to GHIS of $1,096,000, of which $697,613 was paid in 2003. Estimated premium and commissions for the 2004 renewals of such policies, if written, are $22.8 million and $1.1 million, respectively.

GHIS also was the producing agent for workers’ compensation, general liability/professional liability and automobile risks written by the Everest Companies for San Diego Medical Services Enterprise, LLC (“SDMS”). SDMS is a joint venture between Rural/Metro and the City of San Diego. In 2003, the written premium for SDMS was $1,548,857 with related commissions paid to GHIS of $154,886. Estimated premium and commissions for the 2004 renewals of such policies, if written, are $1.6 million and $155,000, respectively.

Gallagher Bassett Services, Inc. (“Gallagher Bassett”), a Gallagher affiliate, provides claims services for the Rural Metro program mentioned above and for Everest Indemnity’s All Risks, Ltd. program. Mr. Galtney does not have any affiliation with All Risks, Ltd. In 2003, the Company paid fees to Gallagher Bassett of $715,279. Estimated fees for 2004 are $1,232,000.

In 2004, Everest Indemnity, through Mt. McKinley Managers, will write a surplus lines medical malpractice book of business in Arizona known as APIC through Risk Placement Services (f/k/a SKANCO), a surplus lines producer affiliate of Gallagher. Estimated premium and commissions for 2004 are $2.0 million and $51,000, respectively.

Beginning in late 2003 and continuing during 2004, Everest Indemnity, through Mt. McKinley Managers, will write a California construction liability program on a surplus lines basis through Cromwell Management Corporation. J.P. Woods Co., Inc., a Gallagher affiliate, receives a brokerage fee equal to 1.0% of the gross written premi-

um for the first $1 million of limits on policies written. For 2004, the estimated premium is $30 million, and the resulting estimated brokerage due to J.P. Woods Co., Inc. is $300,000.

Everest National had a business relationship with WorkCare Northwest, Inc. (“WorkCare Northwest”), a company of which Edward B. Galtney, William Galtney’s brother, is a majority owner. In 2003, Everest National paid commissions in the amount of $71,508 to WorkCare Northwest for insurance agency services as a program administrator. This program was cancelled as of July 1, 2001 and is currently in run-off. It is expected that no material commissions will be paid to WorkCare Northwest in 2004.

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004 and the authorization of the Board of Directors acting by the Audit Committee of the Board of Directors to set the fees for the independent auditors. Proxies will be so voted unless shareholders specify otherwise in their proxies.

The Company’s independent auditors have been appointed each year at the Annual General Meeting of Shareholders pursuant to the Board’s recommendation, which in turn was based on the recommendation of the Audit Committee. For the 2004 Annual General Meeting, and in accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has evaluated the performance and independence of PricewaterhouseCoopers LLP and has recommended to the shareholders their appointment as the Company’s independent auditors for the year ending December 31, 2004. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. Representatives of PricewaterhouseCoopers LLP will be present at the 2004 Annual General Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Information Regarding Plans and other Arrangements Not Subject to Security Holder Action

The following table summarizes, as of December 31, 2003, information about compensation plans under which securities of the Company are authorized for issuance:

Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	2,373,409		$45.41	3,735,189	(1)

Equity compensation plans not approved by security holders	96,000	(2)	$36.22	-0-

Total	2,469,409		$45.05	3,735,189

(1)
Includes shares available under the Everest Re Group, Ltd. 2002 Stock Incentive Plan, which permits the granting of stock options, stock appreciation rights, restricted stock and stock awards. Also includes shares available under the Everest Re Group, Ltd. 1995 Stock Option Plan for Non-Employee Directors (formerly known as the Everest Reinsurance Holdings, Inc. 1995 Stock Option Plan for Non-Employee Directors) and the 2003 Non-Employee Director Equity Compensation Plan.

(2)	As of December 31, 2003, the Company had in place the following individual compensation arrangements with non-employee directors that were not approved by Company shareholders:

On April 1, 1999, each of the non-employee directors was granted a stock option award covering 6,500 Common Shares at an exercise price of $30.625 per share, which was the fair market value of the shares on the date of grant. The options vest ratably over three years.

On February 23, 2000, each of the non-employee directors was granted a stock option award covering 7,500 Common Shares at an exercise price of $25.3438 per share, which was the fair market value of the shares on the date of grant. The options vest ratably over three years.

On September 21, 2001, each of the non-employee directors was granted a stock option award covering 10,000 Common Shares at an exercise price of $48.01 per share, which was the fair market value of the shares on the date of grant. The options vest ratably over three years.

MISCELLANEOUS—GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of the forms it has received and representations that no other reports were required, the Company believes that all of its executive officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 2003.

Shareholder Proposals for the 2005 Annual General Meeting of Shareholders

To be considered for inclusion in the Company’s Proxy Statement relating to the 2005 Annual General Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company in proper form at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda no later than December 11, 2004.

The proxy solicited by the Board relating to the 2005 Annual General Meeting of Shareholders shall confer discretionary authority to vote on a shareholder proposal if the Secretary of the Company receives notice of that proposal after February 24, 2005.

Proxy Solicitations

The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors or officers who are employees of the Company without additional compensation. In addition, Georgeson Shareholder Communication, Inc. will provide solicitation services to the Company for a fee of approximately $5,000 plus out-of-pocket expenses. The firm will solicit proxies by personal interview, telephone, telegraph and mail. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Transfer Agent and Registrar

The Company has appointed EquiServe Trust Company, N.A. to serve as transfer agent, registrar and dividend paying agent for the Common Shares. Correspondence relating to any share accounts or dividends should be addressed to:

EquiServe Trust Company, N.A.
Shareholder Services
P.O. Box 43069
Providence, Rhode Island 02940
(800) 519-3111
(781) 575-2726

All transfers of certificates for Common Shares should also be mailed to the above address.

By Order of the Board of Directors Joseph A. Gervasi Secretary

April 9, 2004

APPENDIX A

EVEREST RE GROUP, LTD.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of at least three (3) directors as determined by the Board, each of whom has been affirmatively determined by the Board to have no material relationship with the Company and shall otherwise meet the independence requirements of the New York Stock Exchange Listing Standards (the “NYSE”), all applicable securities laws and the rules and regulations of the SEC. All members of the Committee shall have a working familiarity with basic finance and accounting practices, with at least one member who has been determined by the Board to qualify as a “financial expert” as defined by applicable legislation and regulation.

If a Committee member serves simultaneously on the audit committees of more than two other public companies, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company’s Audit Committee.

III. MEETINGS

The Committee shall hold regularly scheduled meetings at least three (3) times a year in conjunction with the regularly scheduled Board meetings. The Committee should also meet periodically with management, the director of the internal audit department and the independent auditors in separate executive sessions to discuss any matters that the Committee or these individuals believe should be discussed privately. In addition, the Committee should hold such other special meetings as may be appropriate under the circumstances.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Financial Reporting

1.	Monitor significant accounting and reporting issues, including professional and regulatory pronouncements, and understand their impact on the Company’s financial statements.

2.
Review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures for SEC filing purposes. Discuss those matters described in SAS No. 61, as they relate to annual and interim financial information, as soon as practicable following the close of each fiscal quarter.

3.
Discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance, if any, which is included in press releases provided to analysts and ratings agencies. Such discussion may be done generally and need not be conducted prior to release.

4.
Discuss with the independent auditors their judgments about the acceptability and quality of the Company’s accounting principles as applied in its financial reporting; the discussion should include such issues as:

	•	Selection of new or changes to the Company’s accounting or auditing principles and practices

	•	Estimates, judgments and uncertainties

	•	Unusual transactions

	•	Accounting policies relating to significant financial items, including the timing of transactions and the period in which they are recorded

5.
Following completion of the annual audit, review separately with each of management, the independent auditor and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information. On a periodic basis, meet separately with management, with internal auditors and with the independent auditors.

6.	Review any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements.

7.
Advise the Board whether, based on review and discussions with management and the independent auditor, the Committee would recommend that the audited financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

8.
Review with the independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as discussed with the Audit Committee, have been implemented.

Independent Auditor

9.
Retain and terminate the Company’s independent auditor. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor, including the resolution of disagreements regarding financial reporting with management and the auditor engaged for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

10.
Preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by the independent auditor, subject to the de minimus exceptions for non-audit services, as defined by applicable legislation, which are approved prior to completion of the audit.

11.
Receive and review on an annual basis a formal written statement from the independent auditor delineating all relationships with the Company and discuss with the independent auditor any disclosed relationships or services that may impact their objectivity and independence and, if so determined, take appropriate action to satisfy itself of the auditor’s independence.

12.
Receive and review on an annual basis a report from the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent quality control review or peer review of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues.

13.	Recommend to the Board clear policies for the Company’s hiring of employees or former employees of the independent auditors.

14.
Periodically consult with the independent auditor outside the presence of management, about internal controls and the quality and acceptability of the organization’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and management’s response.

Internal Audit

15.	Review the results of the internal audit department and meet periodically with the director of internal audit to review implications for the Company’s system of internal controls.

16.	In consultation with the independent auditor and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

17.	Review activities, organizational structure, and qualifications of the internal audit department.

Monitoring / Compliance

18.	Review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

19.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s proxy statement.

20.
Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

21.
Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines and policies established to govern the process.

22.
Review management’s monitoring of compliance with the Company’s Ethics Guidelines, and ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

23.	Review with the Company’s counsel legal compliance matters including corporate securities trading policies.

24.	Review with the Company’s counsel any legal matter that could have a significant impact on the Company’s financial statements.

25.
Establish procedures for the receipt, treatment and retention of complaints received by the Company regarding accounting, internal controls and auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26.	Perform any other activities consistent with this Charter, the Company’s Bye-laws and governing law, as the Committee or the Board deems necessary or appropriate.

27.	Report to the Board following the meetings of the Committee.

28.	Maintain minutes or other records of meetings and activities of the Committee.

29.	Monitor the policies and procedures in effect for the review of officers’ expenses and perquisites.

30.	Review and discuss with management the findings of any examination conducted by regulatory agencies.

Performance Evaluation

31.	Annually evaluate the Committee’s and individual member’s performance.

EVEREST RE GROUP, LTD.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8523
EDISON, NJ 08818-8523

EVEREST RE GROUP, LTD.

Annual General Meeting of Shareholders
May 19, 2004, 11:00 a.m.
Royal Pavilion Hotel
Porters, St. James, Barbados

-- FOLD AND DETACH HERE --

6287

X Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 .

EVEREST RE GROUP, LTD.

1. Election of Directors

FOR      / /

FOR all nominees listed (except as marked to the contrary)

WITHHELD      / /

WITHHOLD AUTHORITY to vote for nominees listed

/ /    FOR all nominees except as written above.

To elect Kenneth J. Duffy and Joseph V. Taranto as Directors of the Company for a three-year term ending in 2007.

2. To appoint PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004 and authorize the Board of Directors acting by the Audit Committee of the Board to set the fees for the independent auditors.

FOR    / /        AGAINST    / /        ABSTAIN    / /

In their discretion, upon such other matters as may properly come before the meeting, and any and all adjournments thereof, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title.

Signature: _________________________________ Date: ____________ Signature: _________________________________ Date: ____________

EVEREST RE GROUP, LTD.

Annual General Meeting of Shareholders
May 19, 2004, 11:00 a.m.
Royal Pavilion Hotel
Porters, St. James, Barbados

-- FOLD AND DETACH HERE --

PROXY

EVEREST RE GROUP, LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.V. Taranto, S.L. Limauro, and J.A. Gervasi, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of EVEREST RE GROUP, LTD. held in the name of the undersigned at the close of business on March 24, 2004, at the Annual General Meeting of Shareholders to be held on May 19, 2004, at the Royal Pavilion Hotel, Porters, St. James, Barbados at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, on the matters set forth hereon in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

SEE REVERSE SIDE

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